January 10, 2018

Via Electronic Mail

Personal & Confidential

Mr. William Severance
[        ]

Re:    Terms of Employment

Dear Bill:

I am writing to memorialize certain terms of your employment with Providence Service Corporation (“Providence” or the “Company”) for 2018. The Company appreciates your continued, valuable service and desires to continue to reward and incentivize you for your ongoing commitment to the Company.

During 2018, subject to the following terms, you will continue in the role of the Company’s Chief Accounting Officer (“CAO”), reporting to and under the supervision of the Company’s Chief Financial Officer (“CFO”), having duties and responsibilities designated by the CFO.

Your base salary (the “Base Salary”) will be $318,269.96 per annum during 2018, payable in accordance to the Company’s regular payroll schedule and subject to appropriate withholdings and deductions.

In addition to your Base Salary, in 2018 you will be eligible to participate in the Company’s annual bonus plan (“2018 Bonus”) with a target amount equal to fifty percent (50%) of your Base Salary, and a maximum amount equal to seventy-five percent (75%) of your Base Salary, upon the achievement of goals to be determined by the Board or its Compensation Committee. The actual amount of your 2018 Bonus will be determined in good faith by the Compensation Committee based on its assessment of the actual performance against the goals and conditions established with respect to 2018. Any 2018 Bonus will be paid in a lump sum between January 1, 2019 and June 30, 2019 and promptly following the completion and filing of the Company’s annual audited financial statements for the year 2018 and when performance bonuses for the 2018 performance period, if any, are paid to other eligible Company employees.

You also will continue to be eligible to participate in the Company’s 2006 Long-Term Incentive Plan, as amended from time to time, subject to the Company’s right to terminate, amend or replace such plan and subject to the terms and conditions approved by the Compensation Committee from time to time.

You will continue to be eligible to participate in the employee fringe benefits programs and plans as may be in effect from time to time that are generally available to similarly-situated Company employees, subject to the terms and eligibility requirements of such programs and plans.

In the event the Company terminates your employment with the Company without Cause (as defined below) or you terminate your employment with the Company for Good Reason (as defined below) effective on or before December 31, 2018, the Company will pay you the Base Salary you would have earned had your employment continued through December 31, 2018 (the “Severance Pay”) subject to the provisions below; subject to appropriate withholdings and deductions; subject to your continued compliance with any contractual and statutory obligations you may have to the Company with respect to confidentiality of Company information, documents and data, the return of Company property, noncompetition, nonsolicitation, and nondisparagement; and subject to your execution and non-revocation of a general release and waiver of claims against the Company in a form reasonably satisfactory to the Company (the “General Release”) and executed by you within thirty (30) days following your receipt of such General Release.

Subject to the foregoing, the Severance Pay will be payable in substantially equal payments corresponding to the Company’s regular payroll periods commencing within sixty (60) days following the date of such termination; provided, however, that if such sixty (60) day period begins in one calendar year and ends in the next calendar year, you shall not have the right to designate the calendar year of commencement of the installment payments; and provided further, that, in the event the first such installment becomes payable more than one regularly scheduled payroll date after the effective date of the termination of your employment, the first installment of the Severance Pay shall be increased to include amounts that would have been paid to you between the effective date of the termination of your employment and the date on which the first such installment becomes payable.

Subject to the foregoing provisions applicable to the Severance Pay, in the event the Company terminates your employment with the Company without Cause or you terminate your employment with the Company for Good Reason effective on or before December 31, 2018, the Company will pay you any bonus (if earned) relating to 2017 and the 2018 Bonus, pro-rated (based on a percentage defined by a fraction, the numerator of which is the number of days during the fiscal year prior and through the effectiveness of the termination, and the denominator of which is three hundred sixty-five (365)), subject to appropriate withholdings and deductions, subject to the provisions above relating to the timing of the payment of the 2018 Performance Bonus, on the same date such performance bonuses are paid to other eligible Company employees.

For purposes of this letter agreement, “Cause” shall mean any of the following as reasonably determined by the Company’s Board in its sole discretion:

1.
You commit fraud or theft against the Company or any of its subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by the Company (collectively referred to as “Affiliates”), or you are convicted of, or plead guilty or nolo contendere to, either a felony or any crime involving fraud or moral turpitude;

2.
In carrying out your duties hereunder, you engage in conduct that constitutes gross neglect or willful misconduct and that results, in either case, in material financial or reputational harm to the Company or its Affiliates;

3.	You either materially breach any provision of this agreement or breach any fiduciary duty or duty of loyalty owed to the Company or its Affiliates or shareholders;

4.
You engage in any wrongful or questionable conduct which does or which is reasonably likely to bring the Company or its Affiliates into public disgrace or embarrassment, or which is reasonably likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, the Company or its Affiliates;

5.
You repeatedly neglect or refuse to perform your duties or responsibilities as directed by the CFO, the Company’s Chief Executive Officer (the “CEO”), or the Board or any committee established by the Board, or violate any express direction of any lawful rule, regulation or policy established by the Company, the CFO, the CEO, the Board or any committee established by the Board which is consistent with the scope of your duties, and such failure, refusal or violation continues uncured for a period ten (10) days after written notice from the Company to Employee specifying the failure, refusal or violation and the Company’s intention to terminate this Agreement for Cause;

6.	You commit any act or omission resulting in or intended to result in direct material personal gain to you at the expense of the Company or its Affiliates; or

7.	You materially compromise trade secrets or other confidential and proprietary information of the Company or its Affiliates.

For purposes of this agreement, “Good Reason” shall mean the occurrence of any of the following, without your consent, that is not cured by the Company within thirty (30) days of the Company’s receipt of your written notice that the occurrence constitutes Good Reason:

1.    A material reduction of your position, duties, or responsibilities with the Company;

2.	A reduction of your Base Salary, other than a reduction which is generally applicable to all executives of the Company,

3.    A material breach by Company of this agreement; or

4.
The Company’s requiring you to move or relocate your primary place of employment or relocation of the Company’s headquarters more than seventy five (75) miles from the then current place of employment,

provided, however, that any resignation for Good Reason must be made within sixty (60) days of the occurrence set forth above and any resignation while the Company has “Cause” for termination shall not be considered to be a resignation without Good Reason. You shall not have the right to terminate your employment for Good Reason unless you actually terminate employment within ninety (90) days following receipt of, and in accordance with, your written notice.

The terms of this agreement do not supersede or replace the terms or provisions of any Company benefit plans or other programs in which you are eligible to participate, including without limitation any plans or programs relating to insurance benefits, medical benefits, retirement or pension benefits, award or option agreements, or any other agreements and plans relating to equity-based compensation.

Notwithstanding the foregoing or any other verbal or written statement or representation to the contrary, your employment with the Company will remain terminable at the will of either the Company, and either you or the Company may terminate your employment at any time for any reason, subject only to the provisions above relating to termination by the Company for Cause or by you for Good Reason.

Thank you again for your continued service to the Company. If the foregoing terms are acceptable to you, please sign below acknowledging and signifying your agreement to the terms.

Sincerely,

/s/ David Shackelton
David Shackelton
CFO, Providence Service Corporation

I have read and acknowledge and agree to the foregoing terms

/s/ William Severance
William Severance

January 10, 2018
Date